EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
Third Quarter 2015 Conference Call
November 5, 2015
10:00 a.m. Central

Introductory Comments – Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the third quarter of 2015 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 4, 2015, and may also be accessed through both companies’ websites at www.ahtreit.com and www.ahpreit.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning everyone and thank you for joining us. As we discussed at our recent Investor and Analyst Day, we continue to see very positive industry dynamics and believe that these favorable fundamentals will drive solid RevPAR growth going forward. During the third quarter, the lodging industry was negatively impacted by a couple of calendar events, namely the shift in the Labor Day holiday to one week later than last year, as well as the shift of some other holiday dates, both of which led to a decrease in business travel during the quarter.

In spite of this transitory issue, Trust’s third quarter RevPAR for all hotels still increased 5%, illustrating the benefits of its geographically diversified portfolio. Prime’s RevPAR grew 2.7%. We believe this was an anomaly rather than part of a trend.

Looking ahead, from a macro perspective, the fundamentals in the lodging sector continue to exhibit positive long-term trends. PKF is projecting RevPAR growth to exceed 6% in 2016 and 5.5% in 2017 indicating that this cycle still has legs and thus we remain bullish on the outlook for both Trust and Prime.

We continue to manage each business with the long-term interest of all of its shareholders in mind and believe our long-term track record, coupled with industry-leading insider ownership among publicly traded hotel REITs, demonstrates our aligned interests with our shareholders.

The Ashford management team has a long track record of creating shareholder value since Ashford Trust’s IPO in 2003. Over the years, we have worked on new innovative ways to maximize the value of our existing assets while also looking for accretive opportunities to further invest in the hospitality industry. Since our IPO, Ashford Trust has achieved a 144% total shareholder return. We are particularly shareholder-focused as we are also substantial shareholders in both Trust, with 16% insider ownership, and Prime, with 14% insider ownership. To put that in context, the peer average insider ownership is around 2%. Having so much of our personal capital invested in these platforms has created a high level of alignment between our management team and our shareholders. Thinking and acting like shareholders has always distinguished Ashford from others in our industry. We consider it one of our main competitive advantages and the reason for our superior long-term performance. Given our high insider ownership across both of these platforms as well as the structure of our advisory agreements, we are the most highly aligned management team with our shareholders in the hotel REIT space.

Ashford Prime is a lower leveraged, high quality hotel platform focusing on luxury hotels in gateway and resort markets. In August, we announced a plan to explore a full range of strategic alternatives for Prime, including a possible sale of the company, as we do not believe Prime’s current share price accurately reflects the Company’s intrinsic value. We have concluded that we should consider other opportunities to maximize shareholder value. The Independent Directors have engaged Deutsche Bank as their advisor. The process has been active and we will keep the investment community apprised as soon as there is an update to communicate.

I would now like to take a moment to review the recent refinements we made in the strategy for Trust. First, we’ve announced the planned sale of a portfolio of 24 select-service hotels and have received the first round of offers and expect the portfolio to trade in the $550 to

$600 million range. Doug will provide more detail in a moment and we continue to expect completion of the sale in early 2016. Going forward, we will take an opportunistic approach to selling the remaining non-core, select-service hotels in our portfolio.

Trust’s refined investment strategy will focus predominantly on upper upscale full-service hotels. We believe this more simplified strategy will drive superior long-term returns for Trust shareholders, and we plan to redeploy the proceeds from the select-service portfolio sale to maximize shareholder value via opportunistic stock buybacks and/or accretive full-service hotel acquisitions.

Further, Trust is not planning nor does it expect any future platform spinoffs and in response to investor feedback, in July, Trust distributed the remaining approximately 5 million units and shares of Prime that it owned. This distribution crystalized the value of this investment for shareholders and further simplified Trust’s balance sheet. Additionally, Trust will continue to target net debt to gross assets of 55 to 60%, and a cash and cash equivalents balance equal to 25 to 35% of its total equity market capitalization for financial flexibility. We believe this excess cash balance provides a hedge against a downturn in the economy and would also be available to capitalize on attractive investment opportunities and/or stock buybacks, which could result in significant value creation for our shareholders.

Accretion matters and we’ve been able to print an AFFO per share a full 40% higher than the prior year, the highest among our REIT peers. This is due to our attractive capital structure and the accretive transactions we’ve completed this year.

In closing, we believe the calendar shift impact to our third quarter performance was an anomaly and remain positive on the outlook for both Trust and Prime as industry fundamentals continue to be strong. We believe the initiatives we are pursuing for both Trust and Prime should improve the value relative to private market values for both platforms.

We thank you all for your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Monty.

For the third quarter of 2015, Trust reported AFFO per diluted share of $0.35 compared with $0.25 a year ago. This reflects a 40% growth rate over the prior year. Prime reported AFFO per diluted share of $0.39 compared with $0.42 a year ago.

For the third quarter, we reported Adjusted EBITDA of $104 million for Trust and $24 million for Prime. This result for Trust reflected a 26% growth rate over the prior year.

At quarter’s end, Trust had total assets of $4.9 billion in continuing operations. It had $3.7 billion of mortgage debt in continuing operations with a blended average interest rate of 4.97%. The debt is currently 35% fixed rate and 65% floating rate, all of which have interest rate caps in place. Including the market value of Trust’s equity investment in Ashford Inc., Trust ended the quarter with net working capital of $359 million.

Prime, at quarter’s end, had total assets of $1.3 billion in continuing operations. It had $760 million of mortgage debt in continuing operations of which $49 million related to its joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Prime’s total combined debt had a blended average interest rate of 4.54% and is currently 55% fixed rate and 45% floating rate, all of which have interest rate caps in place. Prime ended the quarter with net working capital of $158 million.

On the financing front, we are in the process of refinancing Trust’s remaining 2015 debt maturity as well as our only two 2016 debt maturities and expect to have them closed by year end. The total amount being refinanced is approximately $266 million and we expect the new loan proceeds to be approximately $456 million, resulting in approximately $190 million of excess proceeds before closing costs and reserves. We expect the pricing on the new debt to be approximately LIBOR plus 510 basis points. We hope to have more information for you soon on these refinancings. While we haven’t closed these financings and terms could possibly change we hope to have more information for you soon.

As of September 30, 2015, the Trust portfolio consisted of 130 hotels with 27,581 net rooms and the Prime portfolio consisted of 11 hotels with 3,537 net rooms.

Trust’s share count currently stands at 114.5 million fully diluted shares outstanding which is comprised of 95.4 million shares of common stock and 19.1 million OP units. Trust has 20.4 million OP units but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 19.1 million shares of common stock.

Prime’s share count currently stands at 32.8 million fully diluted shares outstanding which is comprised of 28.4 million shares of common stock and 4.4 million OP units.

With regard to dividends, the Board of Directors of Trust declared a third quarter 2015 cash dividend of $0.12 per share or $0.48 per share on an annualized basis. The Board of Directors of Prime declared a third quarter 2015 cash dividend of $0.10 per share or $0.40 per share on an annualized basis.

The adoption of a dividend policy does not commit either company to declare future dividends. Both Trust and Prime will continue to review their dividend policies on a quarter-to-quarter basis and the 2016 dividend policy will be determined and announced in December of this year.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric. Prime’s RevPAR growth of 2.7% in the third quarter was negatively impacted by a shift in holidays year over year, tough group comparables, and renovations at Hilton La Jolla Torrey Pines and Renaissance Tampa. The 11 Prime assets produced occupancy of 86% an ADR of $238 and RevPAR of $204 for the third quarter. This high quality portfolio has also grown market share index year to date. This high RevPAR level combined with the portfolio’s 33.1% EBITDA margin, continues to illustrate the high-quality nature of these assets. Overall, we view Prime’s 3rd quarter RevPAR growth as an anomaly that has not continued into the fourth quarter.

Moving to the Trust Portfolio, during the third quarter, Trust grew RevPAR by 5.0% with EBITDA flowthrough of 55%. This performance compares very favorably to how our competitors performed for the quarter. Our margin improvement of 87bps is almost twice the peer average.

Headwinds during the 3rd quarter came from holiday changes including Labor Day falling a week later this year, which extended the summer season and reduced business travel, and the Jewish holiday of Yom Kippur, which fell in the 3rd quarter this year and the 4th quarter last year, which also negatively impacted business in the third quarter.

Despite the third quarter results, we continue to see industry dynamics that favor continued expansion in hotel RevPAR. Most notably, new hotel construction continues to lag the broader economic recovery. New supply growth over the last 12 months has fallen short of Smith Travel Research’s projections in gross new supply, and we expect this trend to continue. Thus, we believe our assets are well positioned to thrive in this industry climate.

During the third quarter, Ashford began a thorough review process of our hotels’ preferred business transient accounts for 2016 in order to maximize RevPAR production. Though this process is still ongoing, we expect to achieve a rate increase of over 6% across both portfolios. More importantly, we shifted many accounts to lower occupancy shoulder nights. This leaves additional vacancy during peak days, allowing hotels to yield business more favorably during the year.

In August of 2013, Trust announced a plan to convert the Beverly Hills Crowne Plaza to a Marriott. We identified a gap in the supply of Marriott rooms in that market, with no full-service Marriott within six and a half miles of the property. During the second quarter, Trust proudly announced the completion of the new product, which opened on July 1st as the Marriott Beverly Hills. The renovation officially concluded in the third quarter, and we saw an almost $50 year over year increase in retail room rates during September. We are excited for the future performance of this property, and believe it will be a valuable addition to the Trust Portfolio.

Also, in August 2014, Trust acquired the Marriott Fremont in Silicon Valley, across the street from Tesla Motors’ facility. Our team, together with our affiliate manager Remington, optimized the asset through remixing business, eliminating inefficiencies, and exploiting synergies with our existing portfolio. The asset has already set new high watermarks during the first year of ownership. When we acquired this hotel, our conservative underwriting projected forward EBITDA multiple and cap rate of 10.0x and 8.1%, respectively. The actual EBITDA multiple and cap rate after the first year of ownership was 7.9x and 10.9%, respectively. In fact, over the last 12 months, the hotel has produced over $7 million of EBITDA on RevPAR of $134.35. Compared to the previous 12 months, RevPAR increased 21.4%, producing an increase of $2.5 million in EBITDA: a flowthrough of 80.4%. We are very pleased with the performance of the Marriott Fremont, and believe it demonstrates the significant shareholder value we can create through acquisitions and our value-add efforts.

I would next like to discuss a meeting space renovation Prime completed in the third quarter at The Hilton La Jolla Torrey Pines near San Diego, California. After renovating the rooms and corridors in 2013, we sought to create a cohesive group experience at the hotel. This is important because group rooms at the property sell for $13 more on average over the last 12 months compared to transient rooms, and generate more ancillary revenue including high-margin banquet and catering business. Group business for the property is forecasted to reach an all-time-high in 2015, a trend we expect to continue in 2016 with renovated meeting space to attract additional business. Despite the negative impact on 3rd quarter performance, we believe this renovation will create significant value for the Prime portfolio.

I would like to encourage all of you to go to our websites and download the case studies we’ve placed there that were part of our Investor Day presentation. We’ve found that investors that attended the meeting found the case studies to be very informative.

I will now hand the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy.

As Monty discussed, Trust has received the first round of offers for its 24-pack of select-service hotels for sale. The next and possibly final bidding round is the end of this week. Given where the initial bids have come in, we continue to expect the portfolio to trade in the $550 to $600 million range which would provide Trust with significant proceeds to accretively redeploy to increase shareholder value.

Furthermore, this transaction will boost the remaining portfolio RevPAR for Trust which, given the strong relationship between RevPAR and EBITDA multiple, should translate into a higher trading multiple for Trust’s stock. In fact, the increase in overall portfolio RevPAR from the sale of the 24 hotels would be 3.6%. And following this sale, Trust ultimately plans to opportunistically divest another 38 non-core, select-service hotels which would increase the remaining portfolio RevPAR by another 5% based on where portfolio RevPAR is today.

Our investment strategies are focused, as Trust is focused on full-service upper upscale hotels and Prime will continue to focus on investing in luxury hotels located in resort and gateway markets. We believe both of these platforms are well positioned to capitalize on the attractive lodging market conditions. As always, our goal is to provide you with superior returns, something our track record clearly demonstrates.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.